ADVANCED SERIES TRUST

AST Global Bond Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 30th day of October, 2020 between PGIM Investments LLC (PGIM Investments) or the Manager), a New York limited liability company and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (GSAM or the Subadviser),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated February 25, 2013, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1.(a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i)The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii)In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission) that relate to the investment advisory services being provided by the Subadviser to the extent the Subadviser is required by law or regulation to be preparer and filer of such reports. Notwithstanding the foregoing, the Subadviser shall have no responsibility to monitor compliance limitations or restrictions specifically applicable to (i) the portions of the Trust's portfolio not delegated to the Subadviser; or (ii) such portion of the Trust's portfolio delegated to the Subadviser unless, with respect to this clause (ii) only, such limitations or restrictions are provided to the Subadviser either in writing or in the Prospectus and the Subadviser has consented to monitor such limitations or restrictions in the Prospectus upon execution of this Agreement or the Subadviser has consented to monitor such limitations or restrictions in a separate writing. The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii)The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the

Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv)The Subadviser may delegate certain of its investment advisory and other responsibilities and duties hereunder to one or more sub-subadvisers; subject to: (i) the prior written approval of the Manager, (ii) the execution of a written Subadvisory Agreement between the Subadviser and its delegate, and (iii) the approval of such agreement by the Board of Trustees.

(v)The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(vi)The Subadviser or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Manager with such information upon request of the Manager. Further, the Manager will direct the Trust's custodian to honor orders and instructions by employees of the Subadviser designated by the Subadviser to settle transactions in respect of the portion of the Trust's investments allocated by the Manager to the Subadviser.

(vii)The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii)The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b)The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-I under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c)The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager promptly upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA.

(d)In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(e)The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the applicable federal securities laws.

(f)The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(g)The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio pursuant to the Subadviser's proxy voting policy, subject to such reasonable reporting and other requirements as shall be established by the Manager. Notwithstanding the foregoing, the Trust and not the Subadviser shall be responsible for any and all filings in connection with class action lawsuits and securities litigations.

(h)The Subadviser agrees to use reasonable efforts (i) to monitor whether market quotations are readily available for the Trust's portfolio securities managed by the Subadviser and whether those market quotations are reliable for purposes of internally valuing the Trust's portfolio securities and determining the Trust's net asset value per share, and (ii) with respect to any security or instrument held both by the Trust and a mutual fund where the Subadviser is the primary adviser ("GS Proprietary Fund") the Subadviser further agrees to make reasonable efforts to: (i) notify the Manager and its designated Accounting Agent within a reasonable timeframe (prior to 5 p.m. on such day) if the Subadviser believes the market price does not reflect the security's or instrument's fair value; and (ii) provide the Manager that value assigned to such security or instrument within such GS Proprietary Fund, pursuant to the Subadviser's procedures for determining the fair value of a security or instrument. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued. The Manager and the Trust acknowledge and agree that (i) the Subadviser shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust's Fair Valuation Policies and Procedures; and (ii) none of the information which the Subadviser provides the Manager hereunder shall be deemed to be the official books and records of the Fund for tax, accounting or any other purposes.

Valuation levels for the assets listed in the monthly account statements delivered to the Manager by the Subadviser will reflect the Subadviser's good faith effort to ascertain fair market levels for the securities and other assets in the portion of the Trust's portfolio delegated to the Subadviser based on pricing and valuation information believed by the Subadviser to be reliable for round lot sizes. These valuation levels may not be realized by the Trust upon liquidation of the assets delegated to the Subadviser under this Agreement. Upon reasonable request from the Manager, the Subadviser will assist the manager and/or their custodian in obtaining reliable market quotations for purposes of valuing the Trust's portfolio securities. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust in valuing securities of the Trust as may be required from time to time. The Manager and the Trust acknowledge and agree that (i) the Subadviser shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust's Fair Valuation Policies and Procedures; and (ii) none of the information which the Subadviser provides the Manager hereunder shall be deemed to be the official books and records of the Fund for tax, accounting or any other purposes. In addition, the Subadviser will use its reasonable efforts to promptly notify the Manager in the event that the Subadviser becomes aware that the Trust is carrying a security at a value that the Subadviser believes does not fairly represent the price that could be obtained for the security in a current market transaction.

(i)The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(j)The Subadviser shall keep the Trust's Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Manager that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Manager. Upon written request of the Manager with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2.The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3.For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. (a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as "Confidential Information." Confidential Information includes the Manager's business and other proprietary information, written or oral.

(b)The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program ("Information Security Program") including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm to the Manager, or to any person who may be identified by Confidential Information. The Subadviser shall immediately notify the Manager if the Subadviser is in material breach of this Section. At the Manager's reasonable request at any time during the term of the Agreement, the Subadviser agrees to meet and discuss its Information Security Program with the Manager.

(c)The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser's compliance with its Information Security Program and the laws applicable to the Subadviser.

(d)The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks.

(e)The Subadviser shall notify the Manager, promptly and without unreasonable delay, but in no event more than 72 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to the Trust's or the Manager's Confidential Information may have occurred (a "Security

Incident"). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and cooperate with the Manager and the Manager's designated representatives in the Manager's investigation of the Subadviser, Employees or third parties related to the Security Incident. The Subadviser will make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager's rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

5.To the extent that the Subadviser engages a third-party service provider to provide direct services to the portion of the Trust's portfolio as delegated to the Subadviser, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to the Trust's portfolio as delegated to the Subadviser by the Manager. In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney's fees and costs) which arise out of or relate to the provision of services provided by any such service provider.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7.This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Manager begins the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments); (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadviser at 200 West Street, New York, NY, 10282-2198, Attention Marci Green with a copy to 200 West Street, New York, NY 10282-2198, Attention: GSAM Legal Department.

8.Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9.During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed)

after receipt thereof. During the term of this Agreement, the Manager also agrees to (i) furnish the Subadviser, upon Subadviser's request, representative samples of marketing and sales literature and other materials that expressly reference the Subadviser prior to final production and use or distribution of such literature and materials and (ii) not to use or distribute any such literature or materials if the Subadviser reasonably objects in writing within four (4) business days (or such other period as may be mutually agreed) after Subadviser's receipt thereof. The Subadviser's right to object to such literature and materials and provide proposed revisions is limited solely to the portions of such literature and materials that expressly relate to the Subadviser. Notwithstanding the forgoing, advance review and approval shall not be required from the Subadviser with respect to: (i) sales literature, applications, confirmation statements, account statements, or forms in which the Subadviser is only referenced in a listing of advisors to the Trust or short description of relevant variable insurance product investment options; (ii) web pages that solely refer to the name of the specific series of the Trust subadvised by GSAM and such series' investment performance and/or portfolio holdings and that do not provide additional information relating to such series or GSAM; (iii) literature or materials that are based upon literature or materials that were previously approved by Subadviser where no material changes have been made to such previously approved literature or materials; or (iv) other materials as agreed upon mutually by the Manager and the Subadviser. Notwithstanding the foregoing, for any literature or materials that are submitted to GSAM for its advance review and written approval in accordance with this Section 7, if GSAM does not, within four (4) business days of its receipt thereof, (or, with respect to Prospectuses, proxy statements, and reports to shareholders, within five (5) business days (or such other time as may be mutually agreed) after receipt thereof), expressly disapprove in writing or request in writing that specific changes be made to specific pieces of literature or other materials, then such pieces of literature or other materials shall be deemed approved by GSAM. If the Manager or their affiliates agree in writing to incorporate into such literature or materials the specific changes requested by Subadviser, the Manager and its affiliates shall not be required to re-submit such literature or materials to Subadviser for its review or approval. The Manager further agrees to use its reasonable best efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Subadviser in any way are consistent with those materials previously approved by the Subadviser or descriptions previously provided by the Subadviser to the Manager. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

It is understood that "Goldman Sachs & Co. LLC" or "Goldman Sachs" or any derivative names or logos associated with such name are the valuable property of the Subadviser, and that the Trust has the right to include such phrase so long as this Agreement shall continue.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10.Each of the parties acknowledge that it may be provided or come into contact with Confidential Information of the other party. In recognition of the foregoing, each party covenants and agrees that: (i) it will treat as confidential the other party's Confidential Information; (ii) it will use and disclose the other party's Confidential Information solely for the purposes for which such information, or access to it, is provided (which in the case where the Subadviser is the receiving party, will be deemed to include disclosures required in connection with the investment and reinvestment of Trust assets, including to counterparties and other service providers) and the receiving party will not use or disclose such Confidential Information for its own purposes or for the benefit of anyone other than the disclosing party, including for purposes of replicating transactions in any assets other than Trust assets; (iii) it will not directly or indirectly disclose any Confidential Information of the other party to any third party, except with the disclosing party's prior written consent or as otherwise provided herein; and (iv) upon the termination of the Agreement, the receiving party shall, upon request of the disclosing party, promptly destroy or return Confidential Information. Notwithstanding the foregoing, the receiving party is permitted to disclose Confidential Information (i) to its counsel, accountants and other advisors, provided that the receiving party makes such recipient aware of the terms of this Section 10, (ii) to third parties who are under a duty of confidentiality to the receiving party; (iii) where the Subadviser is the receiving party, to counterparties and other third parties in connection with the Subadviser's obligations under the Agreement , and (iv) if disclosure is required by law; provided that the receiving party shall notify the disclosing party in writing in advance of such disclosure, and provide the disclosing party with copies of any related information so that it may take appropriate action to protect the Confidential Information. "Confidential Information" shall be construed broadly and shall mean any written or oral information provided by the disclosing party to the receiving party pursuant to this Agreement.

11.This Agreement shall be governed by the laws of the State of New York.

12.Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Marci Green

Name: Marci Green

Title: Managing Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Goldman Sachs Asset Management, L.P. (GSAM), PGIM Investments LLC (the Manager) will pay GSAM an advisory fee on the net assets managed by GSAM that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*

AST Global Bond Portfolio	0.19% of average daily net assets to $500 million;
0.185% of average daily net assets over $500 million to $1.5 billion; and
0.180% of average daily net assets over $1.5 billion.

*In the event GSAM invests Portfolio assets in other pooled investment vehicles it manages or subadvises, GSAM will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to GSAM with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

**GSAM has agreed to a voluntary subadvisory fee waiver arrangement that will apply across each of the portfolios or sleeves of portfolios subadvised by GSAM that are managed by the Manager. The waiver is based on the following percentages based on the combined average daily net assets of each of the portfolios or sleeves of portfolios subadvised by GSAM:

—Combined assets up to $1 billion: 2.5% fee reduction

—Combined assets between $1 billion and $2.5 billion: 5.0% fee reduction

—Combined assets between $2.5 billion and $5.0 billion: 7.5% fee reduction

—Combined assets above $5.0 billion: 10.0% fee reduction

Dated as of: October 30, 2020